EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated November 26, 2012 with respect to the balance sheet of ICON ECI Fund Sixteen in the Registration Statement (Form S-1 as filed on November 26, 2012) and related Prospectus of ICON ECI Fund Sixteen for the registration of up to $250,000,000 in Class A and Class I shares.

/s/ Ernst & Young LLP

New York, New York

November 26, 2012